Exhibit 10.21
SEVERANCE AGREEMENT
This SEVERANCE AGREEMENT (this "Agreement") dated December 22, 2020, is entered into by and between Amalgamated Bank (the "Company") and Drew LaBenne (the "Executive"). The terms of this Agreement shall become effective upon the commencement of employment of a Chief Executive Officer of the Company, who is not an interim Chief Executive Officer, (the "Effective Date") and shall remain in effect until the 18-month anniversary of the Effective Date (such time period, the "Term").
1.Severance. If at any time during the Term, the Company terminates the Executive's employment without Cause or the Executive terminates his employment upon notice with Good Reason other than following the occurrence of an event that could reasonably be expected to result in a termination of his employment by the Company for Cause, the Executive shall be entitled to receive: (a) a lump-sum severance payment in an amount equal to the Executive's base salary in effect on the date of such termination and an amount equal to the Executive's annual cash incentive target in place at that time (b) full vesting of all unvested Company equity and cash incentive awards held by the Executive that specifically state, in the applicable award agreement, that they were issued to him in conjunction with this Agreement (for the avoidance of doubt, the vesting of no other equity or cash incentive awards shall be accelerated as a result of this Agreement); and (c) reimbursement for the cost of "COBRA Coverage" pursuant to the conditions set forth below; provided, that payments to be made under this Section 1 are conditioned upon the Executive executing and not revoking, within sixty (60) days following termination, a valid release agreement in a form reasonably acceptable to the Company (the "Release"). If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one taxable year of the Executive and ends in the following year, the Company shall make any payments under this Section 1 on the first payroll date falling on the later of (i) January 1 of the following year and (ii) the date on which the Release becomes effective and irrevocable. If at any time during the Term, the Company terminates the Executive's employment for any reason other than without Cause or the Executive terminates his employment other than with Good Reason, the Executive shall not be entitled to receive the severance pay set forth in this Agreement.
"Cause" means, (A) the Executive's conviction of a felony or any crime involving dishonesty or theft; (B) the Executive's conduct in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (C) the Executive's willful misconduct; (D) the Executive's willful contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Company; (E) the Executive's material breach of the Executive's obligations under this Agreement; (F) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; or (G) the Executive's failure to comply with a material policy of the Company, its subsidiaries or affiliates including, but not limited to, policies prohibiting harassment or discrimination; provided, that the Company shall have ninety (90) days from the occurrence of the event that constitutes Cause to provide notice to the Executive that the Company intends to terminate the Executive's employment for Cause.

Exhibit 10.21
"Good Reason" means, without the Executive's written consent: (A) a reduction in the Executive's base salary; (B) a substantial diminution in the Executive's duties or responsibilities; or (C) relocation of the Executive's principal work location to a location outside of New York county; provided that, that the Company shall have thirty (30) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency, to the extent curable, that would resu It in Good Reason; provided, further, that the Executive shall have ninety (90) days from the occurrence of the event that constitutes Good Reason to provide notice to the Company that the Executive intends to resign for Good Reason and any resignation shall take effect no later than 60 days thereafter.
"COBRA Coverage" means subject to the Executive electing continuation coverage under the Company's health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), on the first regularly scheduled payroll date of each month for a period of twelve (12) months following the Termination Date, the Company will pay to the Executive an amount equal to the monthly cost of COBRA continuation coverage of group health coverage (including family coverage if applicable) less applicable deductions and authorized withholding. Notwithstanding the foregoing, the Company shall cease providing the Executive with payments for COBRA continuation coverage when the Executive becomes eligible to be covered under another employer's health plan. You agree to notify the Company within two (2) business days of commencing employment, or a position as a consultant or independent contractor, with another employer. Notwithstanding the foregoing, if the Company's making reimbursement payments under Section 1(c) would violate the nondiscrimination rules under applicable law, or would result in the imposition of penalties under applicable law, the parties agree to reform Section 1(c) in a manner as is necessary to comply with applicable law.
2.Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive's gross income, or any penalty, pursuant to Section 409A of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the "deferral of compensation" within the meaning of Section 409A of the Code, the payment shall be paid (or provided) in accordance with the following:
a.If the Executive is a "specified employee" within the meaning of Section 409A of the Code on the date of the Executive's "separation from service" within the meaning of Section 409A of the Code (the "Separation Date"), and if an exemption from the six (6) month delay requirement of Section 409A of the Code is not available, the amount of any payment that would otherwise be paid to the Executive during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date shall

Exhibit 10.21
instead be paid to the Executive on the first business day following the end of such period or, if earlier, on the date of the Executive's death.
b.Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Section 409A of the Code.
c.Any reference to termination of employment or similar wording used for purposes of payment timing hereunder shall mean "separation from service" as defined in Section 409A of the Code.
d.Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.
3.Governing Law, Dispute Resolution and Venue. This Agreement shall be governed and construed in accordance with the laws of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall, to the fullest extent permitted by law, be settled by binding arbitration in New York, New York pursuant to the Employment Arbitration Rules of the American Arbitration Association.
4.Miscellaneous. Nothing in this Agreement shall be construed as a commitment or understanding of any kind or nature that the Company will continue to employ Executive, nor will this Agreement affect in any way effect any other agreements or arrangements between the Company and the Executive except that if Executive receives severance pay under this Agreement, he shall not receive severance pay under any Company severance plan or policy. Executive acknowledges and agrees that he is an "at will" employee.
5.Clawback. The payments described in this Agreement are subject to any clawback policies of the Company or as provided by applicable laws, as in effect from time to time.
IN WITNESS WHEREOF, the Company and the Executive hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.
EXECUTIVE:
/s/ Drew LaBenne
Name: Drew LaBenne

THE COMPANY:
AMALGAMATED BANK

Exhibit 10.21
/s/ Lynne P. Fox
Name: Lynne P. Fox
Title: Chair of the Board